SIXTH AMENDMENT TO AMENDED AND RESTATED

PRINCIPAL UNDERWRITER’S AGREEMENT

(SEPARATE ACCOUNT C)

THIS SIXTH AMENDMENT TO AMENDED AND RESTATED PRINCIPAL UNDERWRITER’S AGREEMENT (this “Amendment”) is entered into by and between AMERICAN FIDELITY SECURITIES, INC. (“AFS”) and AMERICAN FIDELITY ASSURANCE COMPANY, on behalf of American Fidelity Separate Account C (“AFA”), and amends that certain Amended and Restated Principal Underwriter’s Agreement dated June 10, 2006, as amended June 10, 2009, and April 20, 2012, and June, 10, 2015, and June 10, 2018, and May 17, 2021 between AFS and AFA (the “Agreement”).

1. Paragraph 3 of the Agreement is deleted in its entirety and replaced with the paragraph below:

3. Compensation. Subject to the Expense Management Agreement, as compensation for its services under this Agreement, the Principal Underwriter shall receive 100% of any Withdrawal Charge and Distribution Expense Charge (together, the “Fees”), as described in the Fee Table of the Disclosure Documents in effect at the time, as amended from time to time. The Fees in effect at the time of this Agreement are described on Schedule A. To the extent that the Fees change at any time after the date of this Agreement, Schedule A shall be amended, and the Principal Underwriter’s compensation shall be adjusted accordingly, retroactive to the effective date of the change in Fees. Notwithstanding the foregoing, at the option of the Insurance Company, any Fee described in the Fee Table may be waived without notice to or approval of the Principal Underwriter. In the event that this provision conflicts with any provision in the Expense Management Agreement, the provision in the Expense Management Agreement shall control.

2. Paragraph 8 of the Agreement is hereby amended to provide that the Agreement shall continue and remain in force and effect until the earlier to occur of (i) June 10, 2027 or (ii) written termination by either party upon no less than sixty (60) days prior written notice to the other party.

3. Capitalized terms not defined herein shall have the meaning assigned to such terms in the Agreement.

4. In the event of any inconsistency between the Agreement and this Amendment, the language of this Amendment shall control.

5. As amended herein, the Agreement shall remain and continue in full force and effect.

Signature Page Follows

Dated June 10, 2024.

AMERICAN FIDELITY SECURITIES, INC.

By:	/s/Christopher T. Kenney
Christopher T. Kenney, President

AMERICAN FIDELITY ASSURANCE COMPANY

By:	/s/ John K. Cassil
John K. Cassil, Senior Vice President

Signature Page to Sixth Amendment to Amended and Restated Principal Underwriter’s Agreement